EXHIBIT 99.1

                  Itron Reports Third Quarter Financial Results

    SPOKANE, Wash.--(BUSINESS WIRE)--Nov. 2, 2004--

   Q3 04 EPS of 8 cents (GAAP) and 32 cents (Pro forma) on Revenues of $122.5 Million $20.4 Million of Cash Flow from Operations in Q3 04

    Itron, Inc. (NASDAQ:ITRI), today reported its financial results for the quarter ended September 30, 2004.
    On July 1, 2004, we completed the acquisition of Schlumberger's Electricity Metering Business (SEM). The SEM acquisition included Schlumberger's electricity meter manufacturing and sales operations in the United States and the electricity meter operations of certain foreign affiliates of Schlumberger in Canada, Mexico, Taiwan and France. This acquisition now represents our Hardware Solutions Electricity Metering operating segment.
    Third quarter total Company revenues were $122.5 million compared with $82.1 million in the third quarter of 2003. For the nine months ended September 30, total Company revenues were $267.7 million in 2004, compared with $237.0 million in 2003.

    -- Hardware Solutions Electricity Metering revenues in the quarter were $54.2 million.

    -- Hardware Solutions Meter Data Collection revenues declined 18% and 10% in the third quarter and year-to-date periods in 2004, compared with 2003, due to lower handheld meter reading revenues and lower shipments of automatic meter reading (AMR) hardware.

    -- Software Solutions revenues declined 13% and 7% in the third quarter and year-to-date periods in 2004, compared with 2003, due to lower license fees for certain commercial and industrial software products and fewer implementation and consulting services.

    Excluding Electricity Metering, third quarter results continued to reflect the trend we have experienced over the past twelve to eighteen months -- industry-wide order activity from large investor owned utilities has slowed compared to prior periods, primarily due to a lower level of capital spending by utilities. However, our estimated share of the AMR market remained essentially constant.

    -- New order bookings for Meter Data Collection and Software Solutions were $45 million for the quarter compared with $67 million in the third quarter of 2003. Year-to-date, new order bookings for these businesses increased slightly and were $177 million compared with $168 million in 2003.

    -- Total Meter Data Collection and Software Solutions backlog at September 30, 2004 was $140 million compared with $169 million a year ago. Twelve-month backlog, which represents the portion of backlog that will be earned over the next twelve months, was $67 million at September 30, 2004, compared with $69 million a year ago.

    -- At September 30, 2004, our Electricity Metering segment had meter purchase orders in hand of $36.9 million for shipments that extend through the first quarter of 2005.

    -- In the first week of October, we signed a $15 million order with Xcel Energy for 50,000 meters and approximately 200,000 AMR endpoints along with installation and contract management services.

    On a GAAP basis, Itron had net income of $1.7 million in the quarter, or 8 cents per diluted share, compared with $5.0 million, or 23 cents per diluted share in the third quarter of 2003. Year-to-date GAAP net income was $1.8 million, or 8 cents per diluted share, compared with $12.1 million, or 56 cents per diluted share in 2003.
    Pro forma net income for the third quarter was $7.1 million, or 32 cents per diluted share, compared with $6.8 million, or 31 cents per diluted share in the third quarter of 2003. Year-to-date pro forma net income was $11.5 million, or 52 cents per diluted share, compared with $19.5 million, or 90 cents per diluted share in 2003. Pro forma earnings exclude intangible asset and debt placement fee amortization expenses, restructurings, in-process R&D and extraordinary litigation accruals. A schedule reconciling income between GAAP and pro forma is attached to this release.
    Total company gross margin for the third quarter was 40% in 2004 compared with 48% in 2003. Year-to-date gross margin was 43% in 2004 compared with 49% in 2003.

    -- Electricity Metering gross margin was 39% for the quarter and year-to-date. Segment gross margin would have been approximately 4% higher except for a purchase accounting adjustment of finished goods inventory sold in the quarter which valued finished goods inventory at net realizable value. The $2.3 million purchase accounting adjustment resulted in lower GAAP and pro forma EPS in the third quarter of approximately 6 cents.

    -- Meter Data Collection gross margin was 42% and 46% for the quarter and year-to-date periods in 2004, compared with 52% for the same periods in 2003. The decrease in gross margin in 2004 reflects a mix shift in hardware, including the mix of AMR units, as well as increased sales through indirect channels.

    Software Solutions gross margin was 36% and 35% for the quarter and year-to-date periods in 2004, compared with 31% for the same periods in 2003. Improved margin resulted from staffing reductions earlier in 2004 and higher maintenance revenues due to a higher installed base.
    Sales and marketing, product development and general and administrative expenses were 27% and 33% of revenues for the third quarter and year-to-date periods in 2004, compared with 35% for the same periods in 2003. The decreases as a percentage of revenues in 2004 reflect the lower level of spending required for Electricity Metering marketing and product development due to its more narrowly focused product line.
    The purchase price for SEM was approximately $256 million which consists of approximately $249 million in cash plus approximately $7 million of capitalized direct transaction costs. In addition, we incurred approximately $14 million of debt related costs which will be amortized over the life of the borrowings. We used proceeds from a new $185 million senior secured credit facility term loan and $125 million in Senior Subordinated Notes to finance the acquisition, pay related fees and expenses and repay approximately $50 million of outstanding debt under our existing credit facility. The preliminary allocation of the SEM purchase price includes, among other items, approximately $58 million for the fair value of net assets acquired, approximately $97 million of intangible assets and approximately $101 million of goodwill. The preliminary values of intangible assets, and the consequent value of goodwill, are based on a high level analysis completed prior to closing the acquisition of SEM.
    We are in the process of completing a more comprehensive valuation analysis that is based on more detailed information that was not available to us prior to the closing. The initial indication from that analysis is that a significantly higher amount will be allocated to identifiable intangible assets, with a significantly lower amount of resulting goodwill. In addition, a portion of the purchase price will be allocated to in-process R&D, which will be expensed. Allocating a higher amount of the purchase price to identifiable intangible assets, and the allocation to in-process R&D, will have a material impact on the amount of our reported GAAP net income and EPS but will not have an impact on pro forma net income or EPS. We expect to issue an 8-K in the fourth quarter that reflects an updated reallocation of the SEM purchase price when our review of the more detailed valuation analysis is completed and expect the anticipated higher figures will result in negative GAAP net income and GAAP EPS for the fourth quarter.
    Higher intangible amortization expenses and interest expenses for the quarter and year-to-date periods in 2004 are attributable to the SEM acquisition. Approximately $4.4 million of the $5.1 million in interest expense for the third quarter represents interest to be paid in cash with the balance representing amortization of debt fees and debt discount amortization. Year-to-date interest to be paid in cash was $7.0 million of the $8.2 million in interest expense.
    Operating activities generated $20.4 million in cash during the quarter compared to $7.0 million in the third quarter of last year. Year-to-date, cash generated by operations was $27.5 million in 2004 compared with $16.2 million in 2003. The higher operating cash flow in 2004 results partially from our new Electricity Metering operations, but as well, from higher collections on accounts receivable, offset by inventory build ups and the use of cash for a warranty issue accrued for during 2003.
    We made an optional $10 million repayment at the end of the quarter on the term loan issued on July 1, 2004 in connection with the SEM acquisition. At September 30, 2004 the term loan balance was $174.5 million, $1.9 million of which was reflected as current. On October 18, 2004, we made an additional optional repayment on the term loan of $10 million.
    "We exceeded our third quarter earnings forecast with a strong performance from our electricity metering operations," said LeRoy Nosbaum, chairman and CEO. "We are also achieving better performance in other areas of our business as some of our recent cost cutting actions begin to yield results. We are very pleased with our strong execution and financial results in the first quarter following a major acquisition. We believe we have positioned the company for improved profitability despite what continues to be a challenging environment for utility capital spending."

    Business Outlook:

    We have slightly reduced our expectations for revenues but are maintaining the low end of the range of our previous expectations for pro forma earnings for the second half of 2004. For the fourth quarter of 2004, we expect revenues to be between $122 and $125 million resulting in revenues for the full year 2004 between $390 and $393 million. We expect pro forma net income for the fourth quarter of 2004 to be between $8.4 and $9.1 million, or 38 to 41 cents per diluted share, resulting in full year 2004 pro forma net income between $19.9 and $20.6 million, or 90 to 93 cents per share.
    The company intends to provide guidance on its 2005 outlook early in 2005. "While we believe we are seeing signs that the capital spending environment is improving for some of our customers, we need to get further through the fourth quarter and our planning process for 2005 before we will be ready to provide more specifics about our outlook for 2005," added Nosbaum.

    Use of Pro Forma Financial Information:

    To supplement our consolidated financial statements presented in accordance with GAAP, we use pro forma measures of operating results, net income and earnings per share. Pro forma results are adjusted from GAAP-based results to exclude certain costs, expenses and expense reversals that we believe are not indicative of our core operating results. In the current quarter, we modified our calculation of pro forma results to exclude the amortization of debt placement fees, as the fees capitalized in connection with the SEM acquisition are significant, the amount of debt placement fee amortization can vary from period to period depending on the amount of optional repayments of the debt, and we believe our results without that amortization are a more meaningful measure of our business performance.
    Pro forma results are one of the primary indicators management uses for evaluating historical results and for planning and forecasting future periods. We believe the pro forma results provide useful information to investors that enhance their overall understanding of our current financial performance as well as our future prospects. We have historically provided pro forma results and believe the inclusion of them provides investors with consistency in our financial reporting. Pro forma results should be viewed in addition to, and not in lieu of, GAAP results.

    Earnings Conference Call:

    Itron will host a conference call to discuss the financial results for the quarter at 1:45 p.m. PT on November 2, 2004. The call will be webcast in a listen only mode by Thomson/CCBN and can be accessed online at www.itron.com, "About Itron - Investor Events." Investors may also listen to the live call through Thomson's StreetEvents Network at www.fulldisclosure.com or www.streetevents.com. The live webcast will begin at 1:45 p.m. (PT) and webcast replays will begin shortly after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), and entering passcode #911864.

    Forward-Looking Statements:

    This release contains forward-looking statements concerning Itron's operations, financial performance, sales, earnings and cash flow. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for the Company's products, potential disruptions in operations associated with further integration of the SEM acquisition, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2003 and Form 10-Qs for the quarters ended March 31, 2004 and June 30, 2004 on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 3,000 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for electricity metering, meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, distribution system design and optimization, Web-based workforce automation, commercial and industrial customer care and residential energy management. To know more, start here: www.itron.com.
    Statements of operations, reconciliation between reported and pro forma income and EPS, balance sheets and segment information follow.




                              ITRON, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS


(Unaudited, in thousands,
 except per share data)              Three Months       Nine Months
                                        Ended              Ended
                                     September 30,      September 30,
Revenues                            2004     2003      2004      2003
                                --------- -------- --------- ---------
   Sales                        $107,327  $70,672  $230,358  $204,530
   Service                        15,177   11,407    37,390    32,458
                                --------- -------- --------- ---------
   Total revenues                122,504   82,079   267,748   236,988
                                --------- -------- --------- ---------
Cost of revenues
   Sales                          61,428   33,810   127,259    97,300
   Service                        11,591    8,741    24,874    23,944
                                --------- -------- --------- ---------
   Total cost of revenues         73,019   42,551   152,133   121,244
                                --------- -------- --------- ---------
Gross profit                      49,485   39,528   115,615   115,744

Operating expenses
   Sales and marketing            12,045   10,672    31,971    30,961
   Product development            11,893   10,841    32,669    31,774
   General and administrative      9,201    6,866    24,479    20,743
   Amortization of intangibles     7,217    2,391    11,271     7,044
   Restructurings                  1,571        -     4,005     2,208
   In-process research and
    development                        -        -         -       900
   Litigation accrual                  -      500         -       500
                                --------- -------- --------- ---------
   Total operating expenses       41,927   31,270   104,395    94,130
                                --------- -------- --------- ---------
Operating income                   7,558    8,258    11,220    21,614
Other income (expense)
   Equity in affiliates               13      110        13       162
   Interest income                    24       68       152       265
   Interest expense               (5,147)    (832)   (8,162)   (2,217)
   Other income (expense), net       248      458      (487)      422
                                --------- -------- --------- ---------
   Total other income (expense)   (4,862)    (196)   (8,484)   (1,368)
                                --------- -------- --------- ---------

Income before income taxes         2,696    8,062     2,736    20,246
Income tax provision              (1,026)  (3,034)     (986)   (8,129)
                                --------- -------- --------- ---------
Net income                        $1,670   $5,028    $1,750   $12,117
                                --------- -------- --------- ---------

Earnings per share
   Basic net income per share      $0.08    $0.25     $0.08     $0.60
                                --------- -------- --------- ---------

   Diluted net income per share    $0.08    $0.23     $0.08     $0.56
                                --------- -------- --------- ---------

Weighted average number of
 shares outstanding
   Basic                          20,978   20,478    20,827    20,364
   Diluted                        22,050   21,880    22,005    21,699



                              ITRON, INC.
       RECONCILIATION BETWEEN GAAP AND PRO FORMA INCOME AND EPS


(Unaudited, in thousands, except per
 share data)                           Three Months      Nine Months
                                          Ended             Ended
                                       September 30,     September 30,
PRO FORMA NET INCOME                  2004     2003     2004     2003
                                    -------  ------- -------- --------
GAAP basis income before income
 taxes                              $2,696   $8,062   $2,736  $20,246

Adjustments to net income
  Amortization of intangibles        7,217    2,391   11,271    7,044
  Amortization of debt placement
   fees                                714      204    1,112      490
  Restructurings                     1,571        -    4,005    2,208
  In-process research and
   development                           -        -        -      900
  Litigation accrual                     -      500        -      500
                                    -------  ------- -------- --------
     Total adjustments               9,502    3,095   16,388   11,142

Adjusted income before income taxes 12,198   11,157   19,124   31,388
Income tax provision                (5,099)  (4,326)  (7,688) (11,893)
                                    -------  ------- -------- --------
Pro forma net income                $7,099   $6,831  $11,436  $19,495
                                    -------  ------- -------- --------

PRO FORMA EARNINGS PER SHARE
Basic
Weighted average number of basic
 shares outstanding                 20,978   20,478   20,827   20,364
                                                           .
Basic pro forma net income per share $0.34    $0.33    $0.55    $0.96
                                    -------  ------- -------- --------

Diluted
Weighted average number of basic
 shares outstanding                 20,978   20,478   20,827   20,364
Employee stock option shares         1,072    1,402    1,178    1,335
                                    -------  ------- -------- --------

Weighted average number of diluted
 shares outstanding                 22,050   21,880   22,005   21,699

Pro forma net income                $7,099   $6,831  $11,436  $19,495
                                    -------  ------- -------- --------

Diluted pro forma net income per
 share                               $0.32    $0.31    $0.52    $0.90
                                    -------  ------- -------- --------

                              ITRON, INC.
           RECONCILIATION BETWEEN GAAP NET INCOME AND EBITDA


(Unaudited, in thousands)

                                       Three Months      Nine Months
                                          Ended             Ended
                                      September 30,      September 30,
                                      2004     2003     2004     2003
                                   -------- -------- -------- --------
GAAP basis net income               $1,670   $5,028   $1,750  $12,117

Adjustments to net income
  Interest income                      (24)     (68)    (152)    (265)
  Interest expense                   5,147      832    8,162    2,217
  Income tax expense                 1,026    3,034      986    8,129
  Depreciation and amortization     10,096    4,816   18,926   14,090
   In-process research and
    development                          -        -        -      900
                                   -------- -------- -------- --------
     Total adjustments              16,245    8,614   27,922   25,071

                                   -------- -------- -------- --------
EBITDA                             $17,915  $13,642  $29,672  $37,188
                                   -------- -------- -------- --------

                              ITRON, INC.
                          SEGMENT INFORMATION


(Unaudited, in thousands)       Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                                  2004     2003      2004      2003
                                --------- -------- --------- ---------
Revenues
  Hardware Solutions
    Meter Data Collection        $56,798  $68,876  $178,714  $199,516
    Electricity Metering          54,195        -    54,195         -
                                --------- -------- --------- ---------
  Total Hardware Solutions       110,993   68,876   232,909   199,516
  Software Solutions              11,511   13,203    34,839    37,472
                                --------- -------- --------- ---------
    Total Company               $122,504  $82,079  $267,748  $236,988
                                --------- -------- --------- ---------


Gross profit
  Hardware Solutions
    Meter Data Collection        $24,129  $35,495   $82,215  $104,223
    Electricity Metering          21,183        -    21,183         -
                                --------- -------- --------- ---------
  Total Hardware Solutions        45,312   35,495   103,398   104,223
  Software Solutions               4,173    4,033    12,217    11,521
                                --------- -------- --------- ---------
    Total Company                $49,485  $39,528  $115,615  $115,744
                                --------- -------- --------- ---------

Operating income (loss)
  Hardware Solutions
    Meter Data Collection        $18,925  $29,800   $66,767   $86,936
    Electricity Metering          17,285        -    17,285         -
    Other unallocated costs         (281)     (70)     (604)     (208)
                                --------- -------- --------- ---------
   Total Hardware Solutions       35,929   29,730    83,448    86,728
   Software Solutions             (3,817)  (4,559)  (12,982)  (16,196)
   Corporate unallocated         (24,554) (16,913)  (59,246)  (48,918)
                                --------- -------- --------- ---------
     Total Company                $7,558   $8,258   $11,220   $21,614
                                --------- -------- --------- ---------

                              ITRON, INC.
                      CONSOLIDATED BALANCE SHEETS


(Unaudited, in thousands)                          September December
                                                       30,       31,
                                                      2004      2003
                                                   --------- ---------
                                ASSETS
Current assets
Cash and cash equivalents                           $11,324    $6,240
Accounts receivable, net                             80,018    70,782
Inventories                                          50,946    16,037
Deferred income taxes, net                           13,600    11,673
Other                                                 7,080     4,557
                                                   --------- ---------
              Total current assets                  162,968   109,289

Property, plant and equipment, net                   61,268    42,818
Intangible assets, net                              108,763    22,979
Goodwill                                            191,712    90,385
Prepaid debt fees                                    11,719         -
Deferred income taxes, net                           31,055    31,755
Other                                                 1,810     6,263
                                                   --------- ---------
              Total assets                         $569,295  $303,489
                                                   --------- ---------

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses               $34,127   $26,236
Wages and benefits payable                           15,841    10,711
Short-term borrowings                                     -    10,000
Current portion of debt                               2,632    38,245
Current portion of warranty                           6,950    13,939
Unearned revenue                                     10,886    12,004
                                                   --------- ---------
              Total current liabilities              70,436   111,135

Long-term debt                                      296,802         -
Project financing debt                                3,432     4,024
Warranty                                              6,336     3,536
Other obligations                                     6,730     7,550
                                                   --------- ---------
              Total liabilities                     383,736   126,245

Shareholders' equity
Preferred stock                                           -         -
Common stock                                        206,902   200,567
Accumulated other comprehensive income (loss)            94      (136)
Accumulated deficit                                 (21,437)  (23,187)
                                                   --------- ---------
              Total shareholders' equity            185,559   177,244
                                                   --------- ---------
              Total liabilities and
               shareholders' equity                $569,295  $303,489
                                                   --------- ---------



    CONTACT: Itron, Inc.
             Mima Scarpelli,
             VP, Investor Relations and Corporate Communications
             509-891-3565
             mima.scarpelli@itron.com

    KEYWORD: WASHINGTON
    INDUSTRY KEYWORD: HARDWARE UTILITIES EARNINGS CONFERENCE CALLS
    SOURCE: Itron, Inc.